Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-162185, 333-175569 and 333-191912) and Form S-3 (No. 333-188501) of EPL Oil & Gas, Inc. of our report dated September 23, 2014, except for the effects of the restatement disclosed in Note 17, as to which the date is October 12, 2015, with respect to the consolidated financial statements of EPL Oil & Gas, Inc. and subsidiaries as of June 30, 2014, and for the periods from June 4, 2014 to June 30, 2014 and from January 1, 2014 to June 3, 2014, which appears in this Form 10-K for the year ended June 30, 2015.

/s/ UHY LLP
Farmington Hills, Michigan
October 12, 2015